FOR IMMEDIATE RELEASE

INTERDIGITAL ANNOUNCES SETTLEMENT OF SAMSUNG PATENT LICENSING DISPUTES

Settlement Resolves 2G Arbitration and 3G Patent Licensing Disputes for Sales Through 2012

KING OF PRUSSIA, PA — November 24, 2008 — InterDigital, Inc. (NASDAQ: IDCC) today announced that InterDigital Communications, LLC and InterDigital’s patent licensing subsidiaries have entered into a binding term sheet with Samsung Electronics Co., Ltd. and its affiliates, including Samsung Electronics America, Inc., that resolves the outstanding arbitration issues involving Samsung’s sale of 2G products, as well as the 3G patent licensing disputes for Samsung’s sales of products through 2012.

Under the terms of the term sheet, InterDigital agreed to grant Samsung a royalty-bearing license covering Samsung’s sale of all 3G products (including products built under both the WCDMA and cdma2000 standards and their related extensions) through 2012. The agreement also ended the payment disputes regarding Samsung’s royalty obligations for sales of 2G products.

Under the terms of the term sheet, Samsung has approximately 45 days to elect between two defined payment options, and the term sheet contemplates the parties will enter into agreements incorporating the terms of the term sheet. Subject to Samsung’s selection of a payment option and payment of the first installment of payments due in early 2009, the parties will move to end all litigations and arbitration proceedings ongoing between them.

“I am extremely pleased that we have reached a favorable agreement with Samsung to end this longstanding dispute,” commented William J. Merritt, President and Chief Executive Officer of InterDigital. “The agreement is consistent with our long term strategic plan, and reflects well on the strength of our patent portfolio and our ability to design flexible deal structures,” continued Mr. Merritt.

About InterDigital

InterDigital designs, develops and provides advanced wireless technologies and products that drive voice and data communications. InterDigital is a leading contributor to the global wireless standards and holds a strong portfolio of patented technologies which it licenses to manufacturers of 2G, 2.5G, 3G and 802 products worldwide. Additionally, the company offers baseband product solutions and protocol software for 3G multimode terminals and converged devices. InterDigital’s differentiated technology and product solutions deliver time-to-market, performance and cost benefits. For more information, please visit InterDigital’s web site: www.interdigital.com.

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Media Contact:	Investor Contact:
Jack Indekeu Email: jack.indekeu@interdigital.com	Janet Point Email: janet.point@interdigital.com

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